Exhibit 5.1

[Letterhead of Morrison & Foerster LLP]

August 23, 2012

UDR, Inc.

1745 Shea Center Drive, Suite 200

Highlands Ranch, Colorado 80129

Re: 1,802,239 Shares of Common Stock of UDR, Inc.

Ladies and Gentlemen:

We have acted as counsel to UDR, Inc., a Maryland corporation (the “Company”), in connection with the offering by the Company of 1,802,239 shares of the Company’s common stock, $0.01 par value (the “Shares”) pursuant to a Registration Statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the prospectus (the “Prospectus”) to be filed with the Commission as part of the Registration Statement. The Shares are to be issued by the Company upon the redemption of limited partnership interests (the “OP Units”) of United Dominion Realty, L.P., a Delaware limited partnership, in accordance with the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., as amended (the “Partnership Agreement”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Articles Supplementary of the Company; (ii) Articles of Restatement of the Company, as amended through the date hereof; (iii) the Amended and Restated Bylaws of the Company, as amended through the date hereof; (iv) certain resolutions of the board of directors of the Company, relating to the issuance, sale and registration of the Shares; (v) the Registration Statement; and (vi) the Prospectus. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein.

In connection with this opinion, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party. We also have assumed the integrity and completeness of the minute books of the Company presented to us for examination and that the number of Shares

UDR, Inc.

August 23, 2012

to be issued upon redemption of OP Units will not exceed, at the time of issuance, the authorized but unissued shares of common stock of the Company. With respect to certain factual matters, we have relied upon certificates of officers of the Company.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, if and when issued upon redemption of the OP Units, in accordance with the terms of the Partnership Agreement, will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing), as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement with the Commission and to reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP